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                                                                      EXHIBIT 21

                    SUBSIDIARIES OF THE SMALL BUSINESS ISSUER


Following is a list of subsidiaries of the issuer.

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NAME                                JURISDICTION OF               DOING BUSINESS AS:
                                    INCORPORATION
568608 B.C. Ltd.                    British Columbia, Canada      Inactive

Unity Wireless Systems
         Corporation                British Columbia, Canada      Unity Wireless Systems

371323 B.C. Ltd.                    British Columbia, Canada      Inactive

Unity Wireless Integration, Inc.    Washington                    Unity Wireless Integration

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